Exhibit 99.1

NEWS RELEASE November 9, 2020

Contacts: Dan Schlanger, CFO
Ben Lowe,VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

Crown Castle Appoints Chief Operating Officer

November 9, 2020 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") announced today that, effective December 1, 2020, Chris Levendos has been appointed to lead Crown Castle’s small cells and fiber solutions activities as Executive Vice President and Chief Operating Officer – Fiber. Mr. Levendos joined Crown Castle in 2018 and is currently Vice President of Network Engineering and Operations, responsible for the oversight of the company’s national fiber and small cell infrastructure network. As previously announced, James D. Young, Crown Castle’s current Executive Vice President and Chief Operating Officer – Fiber, is retiring from Crown Castle and will remain with the company through February 2021 in order to assist with various matters, including the transition of Mr. Levendos as his successor.
“Chris brings significant operational and organizational leadership experience that will be instrumental as we continue to grow our industry leading small cells and fiber business to support our customers’ 5G network deployments,” stated Jay Brown, Crown Castle’s Chief Executive Officer. “We believe our ability to offer towers, small cells and fiber solutions, which are all integral components of communications networks and are shared among multiple tenants, provides us the best opportunity to generate significant growth while delivering high returns for our shareholders.”
Mr. Levendos has more than 30 years of experience operating and leading large fiber network organizations, previously serving as Executive Vice President of Field Operations for Frontier Communications Corporation as well as leading network deployment and operations as an executive of Google Fiber Inc., a subsidiary of Alphabet Inc. Prior to his time with Google Fiber Inc., Mr. Levendos spent most of his career at Verizon Communications Inc. in a variety of operating roles within the company’s wireline division. Mr. Levendos holds a B.A. in History from the State University of New York at Plattsburgh, a Master of Urban Planning degree from New York University and a Master of Telecommunications Management degree from Stevens Institute of Technology.

ABOUT CROWN CASTLE

Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service – bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on management's current expectations. Such statements include plans, projections and estimates regarding (1) expected contributions from Mr. Levendos, (2) the growth of Crown Castle's small cells and fiber business and (3) Crown Castle’s product and service offerings, including the benefits they may provide. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risks that could affect Crown Castle and its results is included in Crown Castle's filings with the Securities and Exchange Commission. The term "including," and any variation thereof, means "including, without limitation.”